As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CollPlant Biotechnologies Ltd.
(Exact name of Registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Oppenheimer, Weizmann Science Park

Rehovot 7670104, Israel

Tel: +972 73 232 5600

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue

Newark, Delaware 19711

(302) 738-6680
(Name, address, and telephone number for agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 +1 212 547 5400	Adva Bitan, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. One Azrieli Center, Round Building Tel Aviv 6701101, Israel +972 3 607 4520

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per ordinary share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Ordinary Shares, par value NIS 1.50 per share, underlying Warrants to purchase American Depositary Shares(1)(2)(4)	3,271,786	$10.2350	$33,486,729.71	$4,346.58
Total	3,271,786		$33,486,729.71	$4,346.58

(1)	Represents ordinary shares, par value NIS 1.50 per share, offered for resale by the selling shareholders and includes 3,271,786 ordinary shares, par value NIS 1.50 per share, represented by 3,271,786 American Depository Shares, or ADSs, consisting of (1) (i) 1,375,000 ordinary shares represented by 1,375,000 ADSs issued pursuant to a private placement that occurred in August 2019, or the August 2019 Financing, (ii) 1,375,000 ordinary shares represented by 1,375,000 ADSs issuable upon the exercise of warrants issued pursuant to the August 2019 Financing, or the August 2019 Warrants and (iii) 76,786 ordinary shares represented by 76,786 ADSs issued to Ami Sagy in satisfaction of certain price protection undertakings resulting from the August 2019 Financing, and (2) 445,000 ordinary shares represented by 445,000 ADSs issued in a private placement in February 2020, or the February 2020 Private Placement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s ADSs on the Nasdaq Capital Market on May 21, 2020.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(4)	Ordinary shares may be in the form of ADSs. ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-202206). Each ADS represents one ordinary share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2020

PROSPECTUS

CollPlant Biotechnologies Ltd.

3,271,786 ORDINARY SHARES

REPRESENTED BY 3,271,786 AMERICAN DEPOSITARY SHARES

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 3,271,786 ordinary shares, par value NIS 1.50 per share, represented by 3,271,786 American Depository Shares, or ADSs, consisting of (1) (i) 1,375,000 ordinary shares represented by 1,375,000 ADSs issued pursuant to a private placement that occurred in August 2019, or the August 2019 Financing, (ii) 1,375,000 ordinary shares represented by 1,375,000 ADSs issuable upon the exercise of warrants issued pursuant to the August 2019 Financing, or the August 2019 Warrants, and (iii) 76,786 ordinary shares represented by 76,786 ADSs issued to Ami Sagy in satisfaction of certain price protection undertakings resulting from the August 2019 Financing, and (2) 445,000 ordinary shares represented by 445,000 ADSs issued in a private placement on February 2020, or the February 2020 Private Placement, in each case as further described below under “Our Business—August 2019 Financing” and “Our Business— February 2020 Private Placement”. The selling shareholders are identified in the table commencing on page 12.

Each ADS represents one ordinary share. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holder does not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

We refer to our ordinary shares and ADSs collectively as “securities” in this prospectus.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “CLGN”. On May 26, 2020, the closing price of our ADSs on the Nasdaq Capital Market was US$10.37 per ADS.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 6 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States.

The date of this prospectus is             , 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders may from time to time, in one or more offerings, sell the securities described in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our securities. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

Each time we offer our securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Prior to 2019, we prepared our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. In 2019, we decided to adopt U.S. GAAP since our business activity is primarily in the U.S. as well as our activity in the U.S. capital markets. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels,” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD,” and “$” refer to U.S. dollars, the lawful currency of the United States.

We own various trademark registrations, trademark applications, unregistered trademarks, and trade names, including, among others: “collage” and “Vergenix.” All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, trademarks and trade names in this prospectus may be referred to without the symbols ® and TM, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights to those trademarks or trade names.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “CollPlant,” “we,” “us,” “our” or similar references refer to CollPlant Biotechnologies Ltd. and its wholly owned subsidiary CollPlant Ltd.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

OUR BUSINESS

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus before making an investment in our securities.

We are a regenerative and aesthetic medicine company focused on 3D bioprinting of tissues and organs, and medical aesthetics. Our products and product candidates are based on our recombinant human collagen (rhCollagen) that is produced with our proprietary plant based genetic engineering technology.

Our products and product candidates address indications for the diverse fields of tissue repair, aesthetics and organ manufacturing, and, we believe, are ushering in a new era in regenerative and aesthetic medicine. Our flagship rhCollagen BioInk product line is ideal for 3D bioprinting of tissues and organs. In October 2018, CollPlant, our wholly-owned subsidiary, entered into a license agreement with LB, a public benefit corporation and wholly-owned subsidiary of United Therapeutics Corporation, pursuant to which CollPlant and LB are collaborating in 3D bio-printing development of engineered lungs or lung substitutes, and LB is using our BioInks in order to manufacture 3D bioprinted lungs for transplant in humans.

In January 2020, we also entered into a Joint Development Agreement with 3D Systems, pursuant to which we and 3D Systems agreed to jointly develop tissue and scaffold bioprinting processes for third party collaborators. As part of the Joint Development Agreement, we and 3D Systems plan to advance and accelerate tissue and scaffold bioprinting by delivering an integrated 3D bioprinter and BioInks solution to third parties. Our industry collaboration also includes the ARMI and ReMDO.

We believe our technology is the only commercially viable technology available for the production of genetically engineered, or recombinant, human collagen. We believe that our rhCollagen, though laboratory-derived, is identical to the type I collagen produced by the human body, has significant advantages compared to currently marketed tissue-derived collagens, including improved biological function, high homogeneity, and reduced risk of immune response. We believe the attributes of our rhCollagen make it suitable for numerous tissue repair applications throughout the human body. We believe that the annual market size for our BioInk, and our medical aesthetics product candidates including dermal filler, exceeded $10 billion in 2019, and is estimated to reach $17 billion in 2025.

Our rhCollagen has superior biological function when compared to any tissue-derived collagens, whether from animal or human tissues, according to data published in peer-reviewed scientific publications. Our rhCollagen can be fabricated in different forms and shapes including gels, pastes, sponges, sheets, membranes, fibers, and thin coats, all of which have been tested in vitro and in animal models and proven superior to tissue-derived products. We have demonstrated that, due to its homogeneity, rhCollagen can produce fibers and membranes with high molecular order, meaning there is high molecular alignment, which enables the formation of tissue repair products with distinctive physical properties. We produce our rhCollagen from genetically engineered tobacco plants, assuring a relatively abundant supply of high quality raw materials.

We are currently focusing on the following two rhCollagen-based family products lines:

●	CollPlant rhCollagen-based BioInk for use in the 3D printing of tissues and organs. Our flagship BioInk product line provides an ideal building block for three dimensional bioprinting of tissues and organs. The BioInk is being developed to enable the printing of three-dimensional scaffolds combined with human cells and/or growth factors as a basis for tissue or organ formation. In addition to collagen, CollPlant’s BioInk formulations can include other proteins and/or polymers as well. Our BioInk is being developed to be compatible with numerous 3D bioprinting technologies and with printed organ characteristics. In October 2018, we entered into the United License Agreement pursuant to which CollPlant and LB are collaborating in the development of engineered lungs or lung substitutes using our rhCollagen and BioInk. In January 2020, we announced a Joint Development Agreement with 3D Systems Corporation, pursuant to which CollPlant and 3D Systems Corporation agreed to jointly develop tissue and scaffold bioprinting processes for third party collaborators.

●	Aesthetic medicine product line including a dermal filler and breast implants. Our rhCollagen offers a portfolio of opportunities in the field of regenerative aesthetics, owing to its ideal structure and non-immunogenic properties that provide, what we believe is the optimal scaffold to attract cells and promote tissue regeneration. We are developing a photocurable regenerative dermal filler combining hyaluronic acid with our tissue regenerating rhCollagen which is designed to address the need for more innovative aesthetic products to treat wrinkles. In addition, we are developing injectable and 3D bioprinted breast implants for regeneration of breast tissue comprised of rhCollagen and additional materials. In parallel, we are advancing collaborations with leading companies in the field of medical aesthetics with the goal of positioning CollPlant as a major player in the medical aesthetics market. We are currently exploring strategic collaboration opportunities for these products.

We also currently market two of our products in Europe: VergenixSTR, a soft tissue matrix, intended to accelerate treatment of tendinopathy, and VergenixFG, a wound healing flowable gel, intended to enhance the quality and speed of closure of deep surgical incisions and wounds.

February 2020 Private Placement

On February 13, 2020, we entered into a Securities Purchase Agreement with U.S. accredited investors who have years of deep experience in medical and 3D printing, for the purchase and sale, by way of a non-brokered private placement, of 445,000 ADSs representing 445,000 ordinary shares at a price of $10.00 per ADS. The offering was completed on March 6, 2020.

August 2019 Financing

On August 30, 2019, we entered into (i) a Convertible Loan Agreement with Ami Sagy, or the Sagy Loan Agreement, pursuant to which Ami Sagy provided a loan to us in an amount of $3,000,000 in two tranches, and (ii) a Convertible Loan Agreement, or the U.S. Loan Agreement, with certain U.S. investors, or the U.S. Investors, pursuant to which such U.S. investors agreed to provide us with a loan in an amount of $3,500,000 in one tranche.

The U.S. Loan Agreement provided that the transactions contemplated by the U.S. Loan Agreement shall occur in two separate closings. On the first closing date, which occurred on September 5, 2019, the U.S. Investors transferred to us the principal amount of $3,500,000, or the Principal Amount.

On the second closing date of the U.S. Loan Agreement, which was subject to shareholder approval, or the Shareholder Approval, approving the holding by Ami Sagy of voting rights in the Company exceeding 25% of the voting rights in the Company as well as the implementation of existing anti-dilution undertakings of the Company towards Ami Sagy, Alpha Capital Anstalt, or Alpha, and Meitav Dash Provident Funds and Pension Ltd., or Meitav Dash, and which occurred on October 31, 2019, the following occurred: (i) the Principal Amount was automatically converted into ADSs at a conversion price equal to $4.00 per ADS, and we paid the U.S. Investors the interest accrued on the converted principal in cash, and (ii) we issued to the U.S. Investors (x) an aggregate of 875,000 ADSs representing 875,000 ordinary shares upon conversion of the Principal Amount, and (y) warrants to purchase an aggregate of up to 875,000 ADSs representing 875,000 ordinary shares at an exercise price of $4.00 per ADS.

The Sagy Loan Agreement provided that the transactions contemplated by the Sagy Loan Agreement shall occur in three separate closings. On the first closing date, which occurred on September 3, 2019, Ami Sagy transferred to us the principal amount of $2,000,000, or the First Principal Amount. On the second closing date, which will occur three business days after we shall have executed a license and/or a co-development agreement with a certain strategic business partner of the Company with respect to our intellectual property (if such were to occur), the following shall occur: (i) Ami Sagy will transfer to us the principal amount of $1,000,000, and we will issue to Ami Sagy a warrant to purchase up to 250,000 ADSs representing 250,000 ordinary shares.

On the third closing date of the Sagy Loan Agreement, which was subject to the Shareholder Approval and which occurred concurrently with the second closing date of the U.S. Loan Agreement on October 31, 2019, we issued to Ami Sagy: (i) 500,000 ADSs representing 500,000 ordinary shares upon conversion of the First Principal Amount, and (ii) a warrant to purchase up to 500,000 ADSs representing 500,000 ordinary shares, at an exercise price of $4.00 per ADS.

The loans issuable under the Convertible Loan Agreements had a maturity date of three years from the issuance of the loan and bear interest at the rate of 6% per annum, payable in arrears on a quarterly basis. The principal amount of the loans automatically converted into ADSs at a conversion $4.00 per ADS on the occurrence of the conditions described above. The loans could have been prepaid early without any penalty and upon the occurrence of certain events of default, the outstanding loan amount, would become, at the election of each lender, immediately due and payable. The loans were subject to certain adjustments upon certain events, including share splits and share dividends. In addition, until the three-year anniversary of the first closing date and so long as the principal amount under the loans has not converted into ADSs, in the event of certain subsequent equity issuances at a price that is lower than the then applicable conversion price, the conversion price would adjust to such lower price.

In addition, on the third closing date of the Sagy Loan Agreement, which occurred concurrently with the second closing date of the U.S. Loan Agreement on October 31, 2019, we entered into Price Protection Agreements pursuant to which, until the three-year anniversary of the first closing date, we shall issue additional ADSs in the event of certain subsequent equity issuances at a price that is lower than $4.00 (subject to certain adjustments) on a “full-ratchet” basis with respect to their holdings in the Company.

The warrants issuable under the Convertible Loan Agreements are exercisable at $4.00 per ADS and have a term of three years from the issuance date. The warrants are subject to adjustments upon certain events, including share splits, share dividends, subsequent rights offerings, and fundamental transactions. In addition, until the three-year anniversary of the first closing date, in the event of certain subsequent equity issuances at a price that is lower than the then applicable exercise price, the exercise price shall adjust to such lower price.

Concurrently with the execution of the Convertible Loan Agreements, we entered into Registration Rights Agreements with each of Ami Sagy and the U.S. Investors, pursuant to which the Company granted certain demand and piggyback registration rights with respect to the ordinary shares represented by the ADSs underlying the convertible loans and warrants.

In addition, as a result of the Shareholder Approval and in satisfaction of certain price protection undertakings, on October 31, 2019, we issued an aggregate of 175,039 ADSs to Mr. Sagy and Meitav Dash, and on November 27, 2019 we issued 250,000 ADSs and 20,000 prepaid warrants to Alpha, and the exercise price of the warrants held by Mr. Sagy, Meitav Dash and Alpha was adjusted to $4.00 per share.

July 2018 Financing

On July 26, 2018, we entered into a Securities Purchase Agreement with Ami Sagy for the purchase and sale, in a private placement, of 222,500 ordinary shares NIS 1.50 par value for an aggregate purchase price of $1.2 million. Closing occurred on July 31, 2018.

January 2018 Financing

On January 18, 2018, we entered into Security Purchase Agreements for the purchase and sale, in a private placement, of an aggregate of 86,887 ordinary shares NIS 1.50 par value, for an aggregate of $634,000 to the following three investors as follows: (i) Alpha entered into a Security Purchase Agreement for the purchase and sale of 25,506 ordinary shares NIS 1.50 par value, for $186,000; (ii) Ami Sagy entered into a Security Purchase Agreement for the purchase and sale of 40,920 ordinary shares NIS 1.50 par value for $299,000; and (iii) Docor International BV entered into a Security Purchase Agreement for the purchase and sale of 20,460 ordinary shares NIS 1.50 par value for $149,000. Closing occurred on January 25, 2018.

Ami Sagy Financing

On November 9, 2017, we entered into the Sagy Purchase Agreement with Ami Sagy, pursuant to which we agreed, upon the terms and subject to the conditions of the Sagy Purchase Agreement, to issue and sell to Ami Sagy in a private placement, certain of our securities in two tranches, as follows: (i) at the first closing, 186,000 ordinary shares, for gross proceeds of $1,066,000, and (ii) at the second closing for no additional consideration, the Sagy Warrant exercisable into 186,000 ordinary shares.

We completed the first closing on December 26, 2017 which resulted in the issuance to Ami Sagy of an aggregate of 186,000 ordinary shares for gross proceeds of $1,066,000, and we completed the second closing on March 7, 2018 which resulted in the issuance to Ami Sagy of a warrant to purchase 186,000 ordinary shares represented by 186,000 ADSs. The Sagy Warrant may be exercised for a period of five years from issuance at an exercise price of $11.57 per ADS.

The Sagy Purchase Agreement contains full-ratchet anti-dilution protection until the second anniversary of the first closing in the event of certain subsequent equity issuances at a price that is lower than the then applicable per ordinary share purchase price.

The Sagy Purchase Agreement also contains representations and warranties and covenants provisions customary in transactions of this nature.

The Sagy Warrant is subject to certain anti-dilution adjustments upon certain events, including share splits, share dividends, subsequent rights offerings, and fundamental transactions. In addition, pursuant to a side letter, the ordinary shares or ADSs issuable upon exercise of Sagy Warrant are subject to full-ratchet anti-dilution protection until the second anniversary of the first closing in the event of certain subsequent equity issuances at a price that is lower than the then applicable per ordinary share purchase price.

Corporate Information

Our legal and commercial name is CollPlant Biotechnologies Ltd. We hold all of the issued and outstanding shares of CollPlant Ltd. and have no holdings in other companies. CollPlant Ltd. was incorporated in Israel on August 12, 2004 as a private company limited by shares and began its operations as a technology incubator company under the IIA’s technology incubators program. CollPlant Ltd. owns all of our intellectual property.

We were incorporated in Israel on November 9, 1981 as a private company limited by shares. We became a public company in Israel in 1993, when all of our ordinary shares were listed on the Tel Aviv Stock Exchange, or the TASE. On January 31, 2018, our ADSs commenced trading on the Nasdaq Capital Market under the symbol “CLGN”. The ADSs were quoted on the OTCQX from March 2015 to May 25, 2017, and quoted on the OTCQB from May 26, 2017 to January 30, 2018. Our name has changed several times, but has been CollPlant Biotechnologies Ltd. since June 21, 2019. We delisted our ordinary shares from the TASE, and the last date of trading of our ordinary shares on the TASE was on October 29, 2018.

Our principal offices are located at 4 Oppenheimer, Weizmann Science Park, Rehovot 7670104, Israel, and our telephone number is +972-73-232-5600. Our primary internet address is http://www.CollPlant.com. None of the information on our website is incorporated by reference herein. Puglisi & Associates serves as our agent for service of process in the United States for certain limited matters, and its address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We use our website (http://www.CollPlant.com) as a channel of distribution of Company information. The information we post on our website may be deemed material. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. The contents of our website are not, however, a part of this Registration Statement.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

The potential sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issued to or issuable upon the exercise of warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale up to an aggregate of 3,271,786 ordinary shares, par value NIS 1.50 per share, represented by 3,271,786 ADSs, consisting of (1) (i) 1,375,000 ordinary shares represented by 1,375,000 ADSs issued in the August 2019 Financing, (ii) 1,375,000 ordinary shares represented by 1,375,000 ADSs issuable upon the exercise of warrants issued pursuant to the August 2019 Financing and (iii) 76,786 ordinary shares represented by 76,786 ADSs issued to Ami Sagy in satisfaction of certain price protection undertakings resulting from the August 2019 Financing, and (2) 445,000 ordinary shares represented by 445,000 ADSs issued in the February 2020 Private Placement. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ADSs, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and the other documents we have filed with the SEC that are incorporated herein by reference may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should,” “anticipate,” “could,” “might,” “seek,” “target,” “will,” “project,” “forecast,” “continue” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Certain information included or incorporated by reference in this prospectus and the other documents we have filed with the SEC that are incorporated herein by reference may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses, our ability to continue as a going concern, and our need to raise additional capital and our inability to obtain additional capital on acceptable terms, or at all;

●	our expectations regarding the timing and cost of commencing clinical trials with respect to tissues and organs which are based on our rhCollagen based BioInk and products for medical aesthetics;

●	our ability to obtain favorable pre-clinical and clinical trial results;

●	regulatory action with respect to rhCollagen based BioInk and medical aesthetics products, including but not limited to acceptance of an application for marketing authorization, review and approval of such application, and, if approved, the scope of the approved indication and labeling;

●	commercial success and market acceptance of rhCollagen based products, in 3D Bioprinting and medical aesthetics;

●	our ability to establish sales and marketing capabilities or enter into agreements with third parties and our reliance on third party distributors and resellers;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	our reliance on third parties to conduct some or all aspects of our product manufacturing;

●	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political, and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	the impact of the recent outbreak of coronavirus;

●	changes in our strategy; and

●	litigation and regulatory proceedings.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements attributable to us or to any person acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

THE OFFERING

The selling stockholders named in this prospectus may offer and sell up to an aggregate of 3,271,786 ordinary shares, par value NIS 1.50 per share, represented by 3,271,786 ADSs, consisting of (1) (i) 1,375,000 ordinary shares represented by 1,375,000 ADSs issued in the August 2019 Financing, (ii) 1,375,000 ordinary shares represented by 1,375,000 ADSs issuable upon the exercise of warrants issued pursuant to the August 2019 Financing and (iii) 76,786 ordinary shares represented by 76,786 ADSs issued to Ami Sagy in satisfaction of certain price protection undertakings resulting from the August 2019 Financing, and (2) 445,000 ordinary shares represented by 445,000 ADSs issued in the February 2020 Private Placement, in each case as further described above under “Our Business—August 2019 Financing” and “Our Business— February 2020 Private Placement”. We will not receive any of the proceeds of from the sale of the ordinary shares represented by ADSs by the selling shareholders of ordinary shares registered pursuant to the Registration Statement. However, we may receive the proceeds from any exercise of the August 2019 Warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds”.

CAPITALIZATION

The table below sets forth our capitalization and indebtedness on an actual basis as of March 31, 2020. The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

Actual, as of March 31, 2020
(U.S. dollars in thousands)
Cash and cash equivalents	5,614
Total liabilities	5,609
Shareholders’ equity:
Ordinary shares, par value NIS 1.50 per share—30,000,000 shares authorized; 6,463,695 shares outstanding, actual	2,712
Additional paid-in capital and warrants	74,387
Currency translation differences	(969)
Accumulated deficit	(68,861)
Total shareholders’ equity	7,269
Total capitalization	12,878

The above table is based on 6,463,695 ordinary shares outstanding as of March 31, 2020, excluding the following as of such date:

●	18,409 ordinary shares held in treasury;

●	890,782 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of $6.19 per share;

●	491,084 ordinary shares represented by 491,084 ADSs issuable upon the exercise of pre-paid warrants issued on January 31, 2018 (converted from debentures issued on October 26, 2017 and December 31, 2017), April 30, 2018 and July 11, 2018; and

●	2,791,149 ordinary shares represented by 2,791,149 ADSs upon the exercise of warrants at $4.00 per ordinary share.

The foregoing reflects a 1-for-3 reverse share split effected on November 20, 2016, or the 2016 Reverse Split, and a 1-for-50 reverse share split effected on July 15, 2019, or the 2019 Reverse Split, of our outstanding ordinary shares, and maintains the exercise price of each option and warrant prior to the reverse split in effect, such that for options that were granted after the 2016 Reverse Split and prior to the 2019 Reverse Split, the total exercise price for one share of NIS 1.50 par value is the former exercise price for one share of NIS 0.03 par value multiplied by 50 and, for options that were granted prior to the 2016 Reverse Split, the total exercise price for one share of NIS 1.50 par value is the former exercise price for one share of NIS 0.01 par value multiplied by 150.

Further, according to the terms and conditions of the warrants, each 50 warrants that the Company issued prior to the 2019 Reverse Split are exercisable into one ordinary share of the Company of NIS 1.50 par value. There will be no change in the exercise price of those warrants; however, the total exercise price for one share of NIS 1.50 par value will be the former exercise price for one share of NIS 0.03 par value multiplied by 50.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders of ordinary shares registered pursuant to the Registration Statement. All net proceeds from the sale of the ordinary shares represented by ADSs will go to the selling shareholders.

We may receive proceeds from the exercise of the warrants issued pursuant to the August 2019 Financing, to the extent that such warrants are exercised for cash. If the entire warrants were exercised for cash in full, the proceeds would be approximately $5.5 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants will be exercised, or if exercised, that it will be exercised for cash, the quantity which will be exercised or in the period in which it will be exercised.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those 3,271,786 ordinary shares represented by 3,271,786 ADSs, comprising of ordinary shares and ordinary shares issuable upon exercise of the August 2019 Warrants, each issued to the selling shareholders. For additional information regarding the issuance of the ordinary shares and the August 2019 Warrants, see “Our Business—August 2019 Financing” and “Our Business— February 2020 Private Placement” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time. Except for the transactions described in “Our Business—January 2018 Financing”, “Our Business— July 2018 Financing”, “Our Business—Ami Sagy Financing”, “Our Business—August 2019 Financing” and “Our Business— February 2020 Private Placement” above, the selling shareholders has not had any material relationship with us within the past three years. With the exception of Storey Charbonnet, none of the selling shareholders are or were broker-dealers or are or were affiliated with broker-dealers. Storey Charbonnet is an affiliate of a broker dealer and (1) purchased the shares in the ordinary course of business and, (2) at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares held by the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs and warrants to purchase ADSs, as of May 22, 2020, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders.

The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares (assuming for the purpose of such percentage, 6,467,036 shares outstanding as of May 22, 2020) assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises. The selling shareholders may sell all, some or none of their shares in this offering.

Name of Selling shareholders	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After Offering		Percentage of Ordinary Shares Owned After the Offering
Ami Sagy	2,217,086	(1)	1,076,786	(2)	1,140,300	(3)	15.0%
Strata Trust Company(4)	737,850	(5)	500,000	(6)	237,850	(7)	3.5%
Harwood Capital Nominees Limited(8)	50,000	(9)	50,000		-		-
Reginald Hargrove	323,500	(10)	62,500	(11)	11,000	(12)	*
Lillian S. Loewenbaum	506,600	(13)	37,500	(14)	469,100	(15)	6.8%
The Upper Ground Tater Trust(16)	250,000	(17)	250,000		-		-
JKALL Holdings, LLC(18)	500,000	(19)	500,000		-		-
Hugh Evans(20)	272,429	(21)	220,000	(22)	52,429	(23)	*
Commisce, LLC(24)	150,000	(25)	150,000		-		-
Nachum Shamir	12,200	(26)	10,000	(27)	2,200	(28)	*
Storey Charbonnet	34,500	(29)	25,000	(30)	9,500	(31)	*
Covington Partners LP(32)	66,500	(33)	50,000	(34)	16,500	(35)	*
St. Denis J. Villere. III	25,000	(36)	25,000		-		-
Christian Hooper	25,000	(37)	25,000		-		-
White Three Rivers LLC(38)	50,000	(39)	50,000		-		-
John E. Koerner Ill	25,000	(40)	25,000		-		-
Wally’s trust U/W/O Joel Loewenbaum(41)	50,000	(42)	50,000		-		-
Fred and Deana Goad 2017 Trust(43)	30,000	(44)	30,000		-		-
David Weill	5,000	(45)	5,000		-		-
Margaret Klarberg Kennedy& Bruce Lee Kennedy	39,688	(46)	10,000	(47)	29,688	(48)	*
Green Turtle Partners LLC(49)	130,500	(50)	100,000	(51)	30,500	(52)	*
Bobby Mimeles	20,000	(53)	20,000		-		-

*	Denotes less than 1%.

(1)	Represents (i) 500,000 ordinary shares represented by 500,000 ADSs acquired in our August 2019 Financing, (ii) 500,000 ordinary shares represented by 500,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, (iii) 76,786 ordinary shares represented by 76,786 ADSs acquired in satisfaction of certain price protection undertakings resulting from the August 2019 Financing, (iv) 954,300 ordinary shares represented by 954,300 ADSs and (v) 186,000 ordinary shares represented by 186,000 ADSs issuable upon exercise of warrants.
(2)	Represents (i) 500,000 ordinary shares represented by 500,000 ADSs acquired in our August 2019 Financing, (ii) 500,000 ordinary shares represented by 500,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, and (iii) 76,786 ordinary shares represented by 76,786 ADSs acquired in satisfaction of certain price protection undertakings resulting from the August 2019 Financing.
(3)	Represents (i) 954,300 ordinary shares represented by 954,300 ADSs and (ii) 186,000 ordinary shares represented by 186,000 ADSs issuable upon exercise of warrants.
(4)	Strata Trust Company is controlled by George Walter Loewenbaum.
(5)	Represents (i) 250,000 ordinary shares represented by 250,000 ADSs acquired in our August 2019 Financing, (ii) 250,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, (iii) 160,000 ordinary shares represented by 160,000 ADSs, (iv) 27,850 ordinary shares represented by 27,850 ADSs owned by Lillian S. Loewenbaum, Mr. Loewenbaum’s spouse and (v) 50,000 ordinary shares represented by 50,000 ADSs owned by George Walter Loewenbaum II Trust UW Joel Loewenbaum, or the Joel Loewenbaum Trust.
(6)	Represents (i) 250,000 ordinary shares represented by 250,000 ADSs acquired in our August 2019 Financing and (ii) 250,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(7)	Represents (i) 160,000 ordinary shares represented by 160,000 ADSs, (ii) 27,850 ordinary shares represented by 27,850 ADSs owned by Lillian Loewenbaum, Mr. Loewenbaum’s spouse and (iii) 50,000 ordinary shares represented by 50,000 ADSs owned by the Joel Loewenbaum Trust.
(8)	Harwood Capital Nominees Limited is controlled by Christopher Mills.
(9)	Represents (i) 25,000 ordinary shares represented by 25,000 ADSs acquired in our August 2019 Financing and (ii) 25,000 ordinary shares represented by 25,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(10)	Represents (i) 31,250 ordinary shares represented by 31,250 ADSs acquired in our August 2019 Financing, (ii) 31,250 ordinary shares represented by 31,250 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, (iii) 1,000 ordinary shares represented by 1,000 ADSs, (iv) 10,000 ordinary shares represented by 10,000 ADSs owned by Anna Loewenbaum Hargrove, Mr. Hargrove’s spouse, (v) 125,000 ordinary shares represented by 125,000 ADSs owned by The Upper Ground Tater Trust, or UGTT, acquired in our August 2019 Financing, and (vi) 125,000 ordinary shares represented by 125,000 ADSs issuable upon exercise of warrants owned by UGTT, issued in our August 2019 Financing.
(11)	Represents (i) 31,250 ordinary shares represented by 31,250 ADSs acquired in our August 2019 Financing, and (ii) 31,250 ordinary shares represented by 31,250 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.

(12)	Represents (i) 1,000 ordinary shares represented by 1,000 ADSs and (ii) 10,000 ordinary shares represented by 10,000 ADSs owned by Anna Loewenbaum Hargrove, Mr. Hargrove’s spouse.
(13)	Represents (i) 18,750 ordinary shares represented by 18,750 ADSs acquired in our August 2019 Financing, (ii) 18,750 ordinary shares represented by 18,750 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, (iii) 9,100 ordinary shares represented by 9,100 ADSs, (iv) 160,000 ordinary shares represented by 160,000 ADSs owned by George Walter Loewenbaum, Mrs. Loewenbaum’s spouse, (v) 50,000 ordinary shares represented by 50,000 ADSs owned by the Joel Loewenbaum Trust and (vi) 250,000 ordinary shares represented by 250,000 ADSs owned by Strata Trust Company.
(14)	Represents (i) 18,750 ordinary shares represented by 18,750 ADSs acquired in our August 2019 Financing, and (ii) 18,750 ordinary shares represented by 18,750 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(15)	Represents (i) 9,100 ordinary shares represented by 9,100 ADSs, (ii) 160,000 ordinary shares represented by 160,000 ADSs owned by George Walter Loewenbaum, Mrs. Loewenbaum’s spouse, (iii) 50,000 ordinary shares represented by 50,000 ADSs owned by the Joel Loewenbaum Trust and (iv) 250,000 ordinary shares represented by 250,000 ADSs owned by Strata Trust Company.
(16)	UGTT is controlled by Reginald Hargrove.
(17)	Represents (i) 125,000 ordinary shares represented by 125,000 ADSs acquired in our August 2019 Financing, and (ii) 125,000 ordinary shares represented by 125,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(18)	JKALL Holdings, LLC is controlled by Joseph Allison.
(19)	Represents (i) 250,000 ordinary shares represented by 250,000 ADSs acquired in our August 2019 Financing and (ii) 250,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(20)	Mr. Evans has been employed by the Company as a part-time contactor since October 2019.
(21)	Represents (i) 100,000 ordinary shares represented by 100,000 ADSs acquired in our August 2019 Financing, (ii) 100,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing, (iii) 20,000 ordinary shares represented by 20,000 ADSs acquired in our February 2020 Private Placement, (iv) 37,429 ordinary shares represented by 37,429 ADSs, and (v) 15,000 ordinary shares represented by 15,000 ADSs owned by Mr. Evans’ children.
(22)	Represents (i) 100,000 ordinary shares represented by 100,000 ADSs acquired in our August 2019 Financing, (ii) 100,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing and (iii) 20,000 ordinary shares represented by 20,000 ADSs acquired in our February 2020 Private Placement.
(23)	Represents (i) 37,429 ordinary shares represented by 37,429 ADSs, and (ii) 15,000 ordinary shares represented by 15,000 ADSs owned by Mr. Evans’ children.

(24)	Commisce, LLC is controlled by Andrew M. Christensen.
(25)	Represents (i) 75,000 ordinary shares represented by 750,000 ADSs acquired in our August 2019 Financing, (ii) 75,000 ordinary shares represented by 75,000 ADSs issuable upon exercise of warrants issued in our August 2019 Financing.
(26)	Represents (i) 10,000 ordinary shares represented by 10,000 ADSs acquired in our February 2020 Private Placement, and (ii) 2,200 ordinary shares represented by 2,200 ADSs.
(27)	Represents 10,000 ordinary shares represented by 10,000 ADSs acquired in our February 2020 Private Placement.
(28)	Represents 2,200 ordinary shares represented by 2,200 ADSs.
(29)	Represents (i) 25,000 ordinary shares represented by 25,000 ADSs acquired in our February 2020 Private Placement and (ii) 9,500 ordinary shares represented by 9,500 ADSs owned jointly by Mr. Charbonnet and his wife.
(30)	Represents 25,000 ordinary shares represented by 25,000 ADSs acquired in our February 2020 Private Placement.
(31)	Represents 9,500 ordinary shares represented by 9,500 ADSs owned jointly by Mr. Charbonnet and his wife.
(32)	Covington Partners LP is controlled by Storey Charbonnet.
(33)	Represents (i) 50,000 ordinary shares represented by 50,000 ADSs acquired in our February 2020 Private Placement, and (ii) 16,500 ordinary shares represented by 16,500 ADSs.
(34)	Represents 50,000 ordinary shares represented by 50,000 ADSs acquired in our February 2020 Private Placement.
(35)	Represents 16,500 ordinary shares represented by 16,500 ADSs.
(36)	Represents 25,000 ordinary shares represented by 25,000 ADSs acquired in our February 2020 Private Placement.
(37)	Represents 25,000 ordinary shares represented by 25,000 ADSs acquired in our February 2020 Private Placement.
(38)	White Three Rivers LLC is controlled by Michael B. White.
(39)	Represents 50,000 ordinary shares represented by 50,000 ADSs acquired in our February 2020 Private Placement.
(40)	Represents 25,000 ordinary shares represented by 25,000 ADSs acquired in our February 2020 Private Placement.
(41)	Wally’s trust U/W/O Joel Loewenbaum LLC is controlled by George Walter Loewenbaum.
(42)	Represents 50,000 ordinary shares represented by 50,000 ADSs acquired in our February 2020 Private Placement.
(43)	Fred and Deana Goad 2017 Trust is controlled by Fred C. Goad.
(44)	Represents 30,000 ordinary shares represented by 30,000 ADSs acquired in our February 2020 Private Placement
(45)	Represents 5,000 ordinary shares represented by 5,000 ADSs acquired in our February 2020 Private Placement.
(46)	Represents (i) 10,000 ordinary shares represented by 10,000 ADSs acquired in our February 2020 Private Placement, and (ii) 29,688 ordinary shares represented by 29,688 ADSs.
(47)	Represents 10,000 ordinary shares represented by 10,000 ADSs acquired in our February 2020 Private Placement.
(48)	Represents 29,688 ordinary shares represented by 29,688 ADSs.
(49)	Green Turtle Partners LLC is controlled by Storey Charbonnet.
(50)	Represents (i) 100,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placement and (ii) 30,500 ordinary shares represented by 30,500 ADSs.
(51)	Represents 100,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placement.
(52)	Represents 30,500 ordinary shares represented by 30,500 ADSs.
(53)	Represents 20,000 ordinary shares represented by 20,000 ADSs acquired in our February 2020 Private Placement.

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our Articles and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

The following description of our ordinary shares and provisions of our Articles are summaries and do not purport to be complete.

 General

As of May 22, 2020, our authorized and registered share capital consisted of NIS 45,000,000 divided into 30,000,000 ordinary shares, nominal (par) value NIS 1.50 each, of which 6,467,036 ordinary shares were outstanding (which excludes 18,409 ordinary shares held in treasury). All of our outstanding ordinary shares have been validly issued, fully paid and non-assessable.

Our ordinary shares are not redeemable and do not have any preemptive rights.

Reverse Stock Split

We effected a 1-for-3 reverse share split on November 20, 2016 and the 1 for 50 reverse share split effected on July 15, 2019. Concurrently with the reverse split, we effected a corresponding change in the ratio of ordinary shares to each of our ADSs, such that the ratio of ADSs to ordinary shares changed from one ADS representing 50 ordinary shares to a new ratio of one ADS representing one ordinary share.

Memorandum and Articles of Association

Articles of Association

The following are summaries of material provisions of our articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose as set forth in our articles of association is to engage in any lawful activity.

Registration Number

Our registration number with the Israeli Registrar of Companies is 52-0039785.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our articles of association, our board of directors must consist of not less than three but no more than twelve directors, including two external directors, as required by the Companies Law. Notwithstanding the aforementioned, subject to and in accordance with the provisions of any law, the Company is entitled to determine that the provisions relating to external directors (including the obligation to appoint external directors) shall not apply to the Company. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Companies Law. In addition, our articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the two most recent fiscal years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may otherwise only distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors or the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-fifth of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power. One or more shareholders, holding 1% or more of the outstanding voting power, may ask the board to add an item to the agenda of a prospective meeting, if the proposal merits discussion at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law and the regulations thereof require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days or 14 days, as applicable, prior to the meeting and if the agenda of the meeting includes, for example, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

All shareholder decisions are to be taken by votes in a shareholders’ meeting. Under the Companies Law and our articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy, or written ballot who hold or represent between them at least 20% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum. See “Management—Corporate Governance” in our most recent Annual Report on Form 20-F for more information.

Vote Requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management—Approval of Related Party Transactions Under Israeli Law—Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recent Annual Report on Form 20-F. Under our articles of association, the alteration of the rights, privileges, preferences, or obligations of any class of our shares requires a simple majority vote of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. An exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy, or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the ISA. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation, and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Registration Rights

In connection with the first closing of the Alpha financing, we entered into a Registration Rights Agreement with Alpha. For additional information, see “Our Business—Alpha Financing—Registration Rights Agreement”.

Concurrently with the execution of the Convertible Loan Agreements, we entered into Registration Rights Agreements with each of Ami Sagy and the U.S. Investors, pursuant to which the Company granted certain demand and piggyback registration rights with respect to the ordinary shares represented by the ADSs underlying the convertible loans and warrants.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would, as a result, hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) outstanding shares representing at least 5% of the voting power of the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under the Companies Regulations (Relief for Public Companies whose Shared are Traded on Exchanges outside of Israel), the above requirements for a special tender offer do not apply in instances whereby according to the laws of the foreign jurisdiction there are limitations regarding the acquisition of a controlling interest in the company of any specified portion or the acquisition of a controlling interest of any specified portion necessitates an offer by the potential acquirer of a controlling interest to acquire shares from amongst the publicly traded shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether, in its opinion, there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management—Approval of Related Party Transactions Under Israeli Law—Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recent Annual Report on Form 20-F)..

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, certain transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Name of the Depositary

The Bank of New York Mellon, as depositary, registered and delivers our ADSs. Each ADS represents one (1) ordinary share (or a right to receive one (1) ordinary share) deposited with the principal Tel Aviv office of either of Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 240 Greenwich Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one share (or a right to receive one share) deposited with BNYM Manchester in the United Kingdom. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either: (i) directly (a) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having uncertificated ADSs registered in your name; or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information” on page 30.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation—Israeli Tax Considerations” and “Taxation—U.S. Federal Income Tax Consequences” in our most recent Annual Report on Form 20-F. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses, and to pay taxes or charges that the depositary is obligated to withhold, in connection with that distribution.

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practicable, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property; or cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement); conversion of foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty, or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary, or broker on behalf of any other person and earns revenue, including, without limitation, fees, and spreads that it will retain for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to perform obligations specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are, or it is, prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency, or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes, and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release (and will not normally exceed 30% of all ADSs outstanding) although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; Disclosure of Beneficial Ownership

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Each ADS holder and each indirect or beneficial owner agrees to comply with any applicable law, including in both the United States and Israel, with regard to the notification to us of the holding or proposed holding of certain interests in shares and the obtaining of certain consents, to the same extent as if such holder or owner were a registered holder or beneficial owner of shares. Each ADS holder and each indirect or beneficial owner agrees to provide all information known to it in response to a request made to provide beneficial ownership information. Each indirect and beneficial owner consents to the disclosure by the ADS holder or any other person through which it holds ADSs, of all information responsive to a request of that kind that is known to that ADS holder or other person.

PLAN OF DISTRIBUTION

The selling shareholders of the ordinary shares represented by ADSs and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares represented by ADSs covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the ordinary shares or the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell ordinary shares short and deliver these ordinary shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these ordinary shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the ordinary shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the ordinary shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the ordinary shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Tel Aviv, Israel, will pass upon certain legal matters regarding the securities offered hereby under Israeli law and McDermott Will & Emery LLP, New York, New York, will pass upon certain legal matters regarding the securities offered hereby under U.S. federal securities law.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1a to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.CollPlant.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under corporate or securities regulations, including posting any XBRL interactive financial data required to be filed with the SEC or any other regulatory authority, and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38370). These filings contain important information that does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 1, 2020; and

●	our Reports on Form 6-K filed with the SEC on April 7, 2020, May 14, 2020 and May 27, 2020 (to the extent expressly incorporated by reference into our effective registration statements).

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at CollPlant Biotechnologies Ltd., 4 Oppenheimer, Weizmann Science Park, Rehovot, Israel 7670104, Attention: Deputy CEO and Chief Financial Officer, (+972) (73) 232 5600.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our Israeli legal counsel, Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

 Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. The following is a statement of estimated expenses at the present time in connection with the distribution of the securities registered hereby. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$4,347
Legal fees and expenses	$20,000
Accountants fees and expenses	$12,000
Printing Fees	$3,000
Miscellaneous	$10,000
Total	$49,347

3,271,786 ORDINARY SHARES

REPRESENTED BY 3,271,786 AMERICAN DEPOSITARY SHARES

Prospectus

May    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

An Israeli company may indemnify an office holder with respect to certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles contain such a provision.

An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	monetary liability incurred by the office holder in favor of another person according to judgment, including judgment following settlement or arbitral proceeding.

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that:

●	no indictment was filed against such office holder as a result of such investigation or proceeding; and

●	no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the Company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the Company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the Company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the Company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive unlawful personal benefit; or

●	a fine, monetary sanction, penalty or forfeit levied against the office holder.

The Israeli Securities Law, provides that a company cannot obtain insurance against or indemnify a third party (including its officers and/or employees) for any administrative procedure conducted by the ISA and/or monetary fine (other than for certain legal expenses and payments of damages to an injured party). The Israeli Securities Law permits insurance coverage and/or indemnification for certain liabilities incurred in connection with an administrative procedure, such as reasonable legal fees and certain compensation payable to injured parties for damages suffered by them, provided that such insurance and/or indemnification is permitted under the company’s articles of association. Our articles of association contain such a provision.

Under the Companies Law, indemnification and insurance of office holders must be approved by our compensation committee, our board of directors and, in certain circumstances, also by our shareholders.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law, Securities Law and our articles of association. In addition, we have entered into indemnification and exculpation agreements with each of our directors and office holders providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable. In addition, we have entered into exculpation agreements with each of our directors and office holders providing them with exculpation from any liability for any negligent wrongdoing against us, as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers.

We have included in our amended and restated articles of association and in our compensation policy, applicable provisions with respect to directors’ and officers’ liability insurance for the benefit of our office holders, as well as with respect to indemnification and exculpation of office holders.

Item 9. Exhibits

Exhibit No.	Description

4.1	Form of Deposit Agreement by and between the Company and Bank of New York Mellon (included as Exhibit to the Registration Statement on Form F-6 as filed with the Securities and Exchange Commission on February 20, 2015, as amended, and incorporated herein by reference)

4.2	Specimen ADR Certificate (included as Exhibit to the Registration Statement on Form F-6 as filed with the Securities and Exchange Commission on February 20, 2015, as amended, and incorporated herein by reference)

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Law Offices

10.1	Form of Convertible Loan Agreement between the Company and Amy Sagy (included as Exhibit 4.24 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.2	Form of Convertible Loan Agreement between the Company and U.S. Investors (included as Exhibit 4.25 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.3	Form of Price Protection Agreement between the Company and Amy Sagy (included as Exhibit 4.26 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.4	Form of Price Protection Agreement between the Company and U.S. Investors (included as Exhibit 4.27 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.5	Form of Registration Rights Agreement (included as Exhibit 4.28 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.6	Form of Warrant issued by the Company to Amy Sagy and U.S. Investors pursuant to the Convertible Loan Agreement (included as Exhibit 4.29 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

10.7	Form of Securities Purchase Agreement dated as of February 13, 2020 by and between the Company and the Purchasers named therein (included as Exhibit 4.30 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2020, and incorporated herein by reference)

23.1	Consent of Kesselman & Kesselman, Independent Registered Public Accounting Firm

23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Law Offices (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 21, 2016 and the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 30, 2018)

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 10 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on May 27, 2020.

COLLPLANT BIOTECHNOLOGIES LTD.

By:	/s/ Yehiel Tal
	Name:	Yehiel Tal
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of COLLPLANT BIOTECHNOLOGIES LTD. whose signature appears below hereby appoints Yehiel Tal and Eran Rotem, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Yehiel Tal	Chief Executive Officer (Principal Executive Officer)	May 27, 2020
Yehiel Tal

/s/ Eran Rotem	Deputy CEO and Chief Financial Officer	May 27, 2020
Eran Rotem	(Principal Financial and Accounting Officer)

/s/ Roger Pomerantz	Chairman of the Board	May 27, 2020
Roger Pomerantz

/s/ Abraham Havron	Director	May 27, 2020
Abraham Havron

/s/ Gili Hart	Director	May 27, 2020
Gili Hart

/s/ Elan Penn	Director	May 27, 2020
Elan Penn

/s/ Joseph Zarzewsky	Director	May 27, 2020
Joseph Zarzewsky

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of CollPlant Biotechnologies Ltd. has signed this registration statement in the city of Newark, the State of Delaware, on May 27, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative